Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Kevin Bagby
TELEPHONE	(800) 458-2235
FOR IMMEDIATE RELEASE           August 4, 2008
FreightCar America, Inc. Reports Second Quarter 2008 Results
Chicago, IL, August 4, 2008 – FreightCar America, Inc. (NASDAQ: RAIL) today reported financial results for the three months ended June 30, 2008. For the second quarter of 2008, sales were $141.3 million and net loss was $0.9 million, or a net loss of $0.08 per diluted share. These results include charges related to a loss contingency reserve due to sharp material cost increases on fixed price contracts in the amount of $2.6 million after tax or $0.22 per diluted share. For the second quarter of 2007, the Company generated sales of $195.4 million and net income of $11.5 million, or $0.93 per diluted share.
“The combination of a sharp increase in input costs, specifically steel and aluminum, and pricing pressures has reduced margins. These industry challenges have had a significant impact on our financial results for the quarter,” said Chris Ragot, President and CEO. “We have worked diligently with our customers and suppliers to implement price adjustment and cost reduction initiatives. We have also continued to selectively forward purchase materials to the extent possible to secure prices and, although this decision affected our cash flows for the quarter, we believe that this is more than offset by our improved competitive positioning in the current environment. More importantly, since May 2008 we have quoted variable price contracts.”
“Orders for new railcars totaled 1,436 units in the second quarter of 2008, compared with 2,396 units ordered in the first quarter of 2008 and 2,262 units ordered in the second quarter of 2007. The backlog of unfilled orders was 4,917 units at June 30, 2008, which consists of 4,721 new cars and 196 rebuild/refurbishment cars, compared with 6,785 units at March 31, 2008, which consisted of 6,508 new cars and 277 rebuild/refurbishment cars. The backlog of unfilled orders was 5,589 units at June 30, 2007. The backlog of unfilled orders at June 30, 2008 was affected by cancelled orders for 970 units. We expect order activity to be uneven for the remainder of this year.”
Due to increases in raw material costs on certain fixed price railcar contracts in the backlog, our current estimated cost to complete some contracts is expected to exceed the contractual sales price. As a result of the rapid increase in material costs, a loss contingency reserve of $3.7 million relating to these cost increases was accrued during the three months ended June 30, 2008.
Mr. Ragot further stated, “In addition to our cost savings efforts, we continue to pursue several strategic growth initiatives. We continue to evaluate both domestic and international opportunities to expand the breadth of our business and our geographic presence. Our Indian joint venture is progressing on schedule. We also plan to expand our products and services by introducing new railcar types that we do not offer today and exploring opportunities to enhance the value proposition to our customers by providing aftermarket services. We continue to explore leasing as an additional service for our customer base. In the near term our focus is on cost reductions throughout the company and execution of our diversification initiatives.”
For the six months ended June 30, 2008, sales were $236.4 million and net loss was $11.1 million or a net loss of $0.94 per diluted share. In comparison, for the six months ended June 30, 2007, the Company had sales of $517.8 million and net income of $34.4 million, or $2.75 per diluted share. Results for the first half of 2008 were negatively impacted by a loss contingency of $0.22 per diluted share on an after-tax basis recorded on production of railcars in the backlog.
The Company will host a conference call on Monday, August 4, 2008 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s second quarter financial results. To participate in the conference call, please dial (800) 230-1951. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.
An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on August 4, 2008 until 11:59 p.m. (Eastern Daylight Time) on August 11, 2008. To access the replay, please dial (800) 475-6701. The replay pass code is 953921. An audio replay of the call will be available on the Company’s website within two days following the earnings call.
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2008	2007
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$150,855	$197,042
Accounts receivable, net	6,806	13,068
Inventories	95,158	49,845
Leased assets held for sale	46,380	—
Other current assets	12,744	7,223
Deferred income taxes	16,390	13,520

Total current assets	328,333	280,698

Property, plant and equipment, net	27,717	26,921
Goodwill	21,521	21,521
Deferred income taxes	26,909	21,035
Other long-term assets	5,373	5,709

Total assets	$409,853	$355,884

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$106,105	$39,525
Accrued payroll and employee benefits	9,363	13,320
Accrued postretirement benefits	5,188	5,188
Accrued warranty	10,916	10,551
Customer deposits	2,262	19,836
Other current liabilities	6,772	7,100

Total current liabilities	140,606	95,520

Accrued pension costs	20,881	10,685
Accrued postretirement benefits, less current portion	56,619	47,890
Other long-term liabilities	3,843	3,717

Total liabilities	221,949	157,812

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	97,527	99,270
Treasury stock, at cost	(39,726)	(43,597)
Accumulated other comprehensive loss	(9,627)	(9,857)
Retained earnings	139,603	152,129

Total stockholders’ equity	187,904	198,072

Total liabilities and stockholders’ equity	$409,853	$355,884

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands, except share and per share data)
Sales	$141,335	$195,360	$236,433	$517,811
Cost of sales	134,706	170,667	220,521	448,985

Gross profit	6,629	24,693	15,912	68,826

Selling, general and administrative expense (including non-cash stock-based compensation expense of $729, $687, $1,693 and $1,355, respectively)	7,283	8,684	15,869	18,970
Special charges	1,602	—	19,865	—

Operating (loss) income	(2,256)	16,009	(19,822)	49,856

Interest income	746	2,260	2,090	4,669
Interest expense	76	108	157	214
Amortization of deferred financing costs	21	76	41	153

Operating (loss) income before income taxes	(1,607)	18,085	(17,930)	54,158
Income tax (benefit) provision	(721)	6,632	(6,829)	19,753

Net (loss) income	$(886)	$11,453	$(11,101)	$34,405

Net (loss) income per common share – basic	$(0.08)	$0.94	$(0.94)	$2.77

Net (loss) income per common share – diluted	$(0.08)	$0.93	$(0.94)	$2.75

Weighted average common shares outstanding - basic	11,780,237	12,227,256	11,760,063	12,411,238

Weighted average common shares outstanding - diluted	11,780,237	12,307,011	11,760,063	12,523,593

Dividends declared per common share	$0.00	$0.06	$0.12	$0.12

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
	2008	2007
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(11,101)	$34,405
Adjustments to reconcile net income to net cash flows used in operating activities:
Special charges	19,865	—
Depreciation and amortization	1,992	1,872
Other non-cash items	(547)	1,111
Deferred income taxes	(8,720)	55
Compensation expense under stock option and restricted share award agreements	1,692	1,355
Changes in operating assets and liabilities:
Accounts receivable	6,262	(4,959)
Inventories	(44,560)	20,056
Leased assets held for sale	(46,380)	—
Other current assets	(6,184)	(1,198)
Accounts payable	65,998	(44,988)
Accrued payroll and employee benefits	(4,257)	(5,645)
Income taxes receivable/payable	793	(5,345)
Accrued warranty	365	566
Customer deposits and other current liabilities	(17,898)	1,180
Accrued pension costs and accrued postretirement benefits	440	(2,583)

Net cash flows used in operating activities	(42,240)	(4,118)

Cash flows from investing activities
Purchases of property, plant and equipment	(2,943)	(4,205)
Proceeds from sale of property, plant and equipment	18	—

Net cash flows used in investing activities	(2,925)	(4,205)

Cash flows from financing activities
Payments on long-term debt	(32)	(30)
Stock repurchases	—	(29,622)
Issuance of common stock	627	2,089
Excess tax benefit from stock-based compensation	(192)	800
Cash dividends paid to stockholders	(1,425)	(1,506)

Net cash flows used in financing activities	(1,022)	(28,269)

Net decrease in cash and cash equivalents	(46,187)	(36,592)
Cash and cash equivalents at beginning of period	197,042	212,026

Cash and cash equivalents at end of period	$150,855	$175,434